Exhibit 99.3

CONSENT OF PERSON NAMED AS ABOUT TO BECOME DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-1 of Acamar Partners Acquisition Corp. II. (the “Registrant”), and all amendments thereto and any related prospectus or prospectus supplement filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Registration Statement”), as a director nominee of the Registrant, and to the filing or attachment of this consent with the Registration Statement.

March 1, 2021

By	/s/ Domenico De Sole
Name: Domenico De Sole